                                                            EXHIBIT 99.B2(r)(ii)

                       GROSVENOR CAPITAL MANAGEMENT, L.P.

                     PERSONAL INVESTMENT AND TRADING POLICY
                          STATEMENT ON INSIDER TRADING
                                       AND
                      CODE OF ETHICS PURSUANT TO RULE 17j-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

I.    DEFINITIONS

      A. Firm. The term "FIRM" is comprised of Grosvenor Capital Management, L.P. ("GCMLP"), GCM, L.L.C. ("GCMLLC") and Grosvenor Holdings, L.L.C. ("GROSVENOR HOLDINGS").

      B. Covered Person. The term "COVERED PERSON" includes: (i) each person employed, whether on a full-time or part-time basis, by any of GCMLP, GCMLLC and/or Grosvenor Holdings; (ii) each officer of any of GCMLP, GCMLLC and/or Grosvenor Holdings; and (iii) each member of GCMLLC and/or Grosvenor Holdings.

      C. Persons Subject To Policy. If you are a Covered Person, you are subject to this Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (this "POLICY AND CODE").

      D. Client. The term "CLIENT" means any investment entity or account advised or managed by GCMLP, including registered investment companies.

      E. Security. "SECURITY" has the same meaning as it has in 2(a)(36) of the Investment Company Act of 1940. The following are Securities:

      Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are NOT Securities:

      Commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.

          You should note that "SECURITY" includes a right to acquire a security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

      F. Excluded Securities. "EXCLUDED SECURITIES" means U.S. government securities, bankers' acceptances, bank certificates of deposit, commercial paper, and shares issued by open-end investment companies registered under the Investment Company Act.

      G. Pecuniary Interest. You will be considered to have a "PECUNIARY INTEREST" in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term "Pecuniary Interest" is construed very broadly. The following examples illustrate this principle: (1) ordinarily, you will be deemed to have a "Pecuniary Interest" in all Securities owned by members of your immediate family(1) WHO LIVE IN YOUR HOUSEHOLD; (2) if you are a general partner of a general or limited partnership, you will be deemed to have a "Pecuniary Interest" in all Securities owned by the Partnership; (3) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a "Pecuniary Interest" in all Securities owned by the corporation if you are a controlling shareholder or have or share investment control over the corporation's investment portfolio; (4) if you have the right to acquire equity Securities through the exercise or conversion of a derivative security, you will be deemed to have a Pecuniary Interest in such Securities, whether or not your right is presently exercisable; and (5) ordinarily, if you are a trustee or beneficiary of a trust, you will be deemed to have a "Pecuniary Interest" in all Securities held by the Trust. If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Compliance Committee.

      H. Beneficial Ownership. You will be considered to have "BENEFICIAL OWNERSHIP" in a Security if: (1) you have a Pecuniary Interest in such Security;
(2) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (3) you have the power to dispose, or direct the disposition of, such Security. If you have any question about whether an interest in a Security or an account constitutes a Beneficial Interest, you should contact the Compliance Committee.

      I. Compliance Committee. The "COMPLIANCE COMMITTEE" is a committee, designated by GCMLP as such, comprised of not fewer than two Covered Persons appointed by GCMLP.

----------
(1) For purposes of this Policy and Code, "Immediate Family" includes a Covered Person's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

II.   PERSONAL INVESTMENT AND TRADING POLICY

      A.  General Statement

          The Firm seeks to foster and maintain a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Firm is highly valued and must be protected. As a result, any activity which (1) creates even the suspicion of misuse of material, non-public information by the Firm or any Covered Person, (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client or investor, or (3) creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between any Client or investor, on the one hand, and the Firm or any Covered Person, on the other hand, must be avoided.

          In addition, the federal securities laws require that an investment adviser maintain a record of every transaction in any Security (with certain exceptions, as described below) in which any Covered Person acquires a Pecuniary Interest, except any transaction in which the Covered Person has no direct or indirect control or influence.

          The Firm has developed the following policies and procedures relating to personal Securities trading (including personal investments with external investment managers) in order to ensure that each Covered Person satisfies this Policy and Code and the record-keeping requirements.

      B.  Restrictions On Covered Persons Trading in Securities

          1.   General Statement

          No Covered Person may engage in a transaction in a Security that is also the subject of a transaction by a Client if such Covered Person's transaction would disadvantage or appear to disadvantage the Client or if such Covered Person would profit from or appear to profit its transaction, whether or not at the expense of the Client. The following specific restrictions apply to all Covered Person trading activity:

               (a) Any transaction in a Security in anticipation of Client orders (front running) is prohibited.

               (b)  Any acquisition of a Security in an initial public offering
(IPO) is prohibited.

               (c) Unless the Covered Person's transaction has been cleared in advance by the Compliance Committee pursuant to Section 3(b) below:

                    (i) Any transaction in a Security which the Covered Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale(2), by a Client of the Firm is prohibited until the Client's transaction has been completed or consideration of such transaction is abandoned;

                    (ii) Any same-day transaction in a Security in which any Client of the Firm has a pending or actual transaction is prohibited; and

                    (iii) Any transaction in a Security within two business days after any Client of the Firm has traded in that Security is prohibited.

                    (iv) Any transaction resulting in a Covered Person's acquiring Beneficial Ownership of any Securities in a private placement (a "limited offering" as defined in Rule 17j-1 under the Investment Company Act) is prohibited.

          2.   The following are "EXEMPT TRANSACTIONS" that do not require
Preclearance:

               (a)  Purchases of Excluded Securities.

               (b) Any transaction in Securities in an account over which you do not have any direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

               (c) Purchases of Securities under dividend reinvestment plans or under an employer-sponsored, automatic payroll deduction, cash purchase plan.

               (d) Purchases of Securities by exercise of rights issued to the holders of a class of Securities PRO RATA, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

               (e) Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

               (f) Subject to the preclearance requirement applicable to private placements set forth above, acquisitions or dispositions of Securities of a private issuer. A private issuer is a corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are exercisable to purchase, convertible into or exchangeable for publicly-traded Securities. However, you will have Beneficial Ownership of Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equityholder and do not have or share investment control over the Securities held by the entity.

----------
(2) A Security is "being considered for purchase or sale" the earlier of when a recommendation to purchase or sell has been made and communicated or the Security is placed on the Firm's research project lists and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

               (g) Such other classes of transactions as may be exempted from time to time by the Compliance Committee based upon a determination that the transactions are unlikely to violate Rule 17j-1 under the Investment Company Act of 1940, as amended. The Compliance Committee may exempt designated classes of transactions from any of the provisions of this Policy and Code except the provisions set forth below under Reporting.

               (h) Such other specific transactions as may be exempted from time to time by the Compliance Committee. On a case-by-case basis when no abuse is involved the Compliance Committee may exempt a specific transaction from any of the provisions of this Policy and Code except the provisions set forth below under Reporting. The form for requesting approval from the Compliance Committee is attached to this Policy and Code as Appendix V.

          3. Pre-Clearance and Verification Procedures To Implement Trading Restrictions.

          The following procedures shall govern all transactions in Securities in which a Covered Person has or seeks to obtain any Beneficial Interest ("COVERED PERSON ACCOUNTS"), except for Exempt transactions.

               (a)  COVERED PERSON TRANSACTIONS SUBJECT TO PRE-CLEARANCE

               As described in the following sections, Covered Person transactions in Securities (other than Excluded Securities) are subject to pre-clearance and subsequent review by the Compliance Committee. A transaction for a Covered Person Account may be disapproved if it is determined by the Compliance Committee that the Covered Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any "CLIENT TRANSACTION," any of the above trading restrictions, or this Policy and Code. Client Transactions include transactions for any Client or any other account managed or advised by any Covered Person for a fee.

               The determination that a Covered Person may unfairly benefit from, or that a Covered Person transaction may conflict with, or appears to be in conflict with, a Client Transaction will be subjective and individualized, may include questions about timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions. It is possible that a disapproval of a transaction could be costly to a Covered Person or a Covered Person's family; therefore, each Covered Person should take great care to adhere to the Firm's trading restrictions and avoid conflicts or the appearance of conflicts.

               Any disapproval of a Covered Person transaction shall be in writing. A Covered Person may appeal any such disapproval by written notice to the Compliance Committee within two business days after receipt of notice of disapproval; such appeal shall be resolved promptly by the Firm's outside counsel.

               (b)  PROCEDURES FOR PRE-CLEARANCE

                    (i) TRANSACTIONS THROUGH BROKERS OR BANKS. Transactions through brokers or banks are permitted only after the Covered Person has:
(i) provided written
notice to the Compliance Committee prior to opening or placing an initial order in an account with such broker or bank, or, if an account(s) with such broker or bank was established prior to the implementation of this Policy and Code, has provided the Compliance Committee with written details about the account(s);
(ii) obtained the written clearance of the Compliance Committee prior to opening or placing initial orders in such account or, in the case of a pre-existing account, placing any further orders in such account; and (iii) provided such broker or bank with a written notice of the Covered Person's affiliation with the Firm and requested that copies of trade confirmations and statements be sent to the Firm's Compliance Committee. A copy of such written notice and request should also be provided to the Compliance Committee. See Section III, "Reporting," for more information on the reporting requirements applicable to Covered Persons.

          After a Covered Person has obtained clearance to execute transactions through a broker or bank, the Covered Person must submit a Employee Trade Preclearance Form (a copy of which is attached as Appendix V) to the Compliance Committee prior to executing each transaction through the broker or bank. The Compliance Committee will notify a Covered Person within two business days of any conflict and will advise whether the Covered Person's transaction has been cleared.

                    (ii) INVESTMENTS WITH EXTERNAL INVESTMENT MANAGERS. All investments with external investment managers, other than in Excluded Securities, must be pre-cleared in writing by the Compliance Committee.

          If any Covered Person is invested with, or wishes to invest with, an external investment manager, such Covered Person must notify the Compliance Committee, by submitting a Employee Trade Preclearance Form, of any intention to add to his or her investment, or to make an initial investment with such investment manager, prior to making such an investment. If the Compliance Committee determines that, for any reason, a Client of the Firm would be disadvantaged by the Covered Person's investment, the Compliance Committee will not clear the Covered Person's investment. For example, if an investment manager which is currently used by one or more Clients or is on the Firm's research project lists has limited capacity to accept additional capital or investors, a Client of the Firm shall have priority to increase its investment with, or to make an initial investment with, the manager. The Compliance Committee will notify a Covered Person within five business days of any conflict and will advise whether the Covered Person's investment has been cleared.

          In addition, a Covered Person investment with an external investment manager used by one or more Clients of the Firm or on the Firm's research project lists must notify the Compliance Committee, by submitting a Employee Trade Preclearance Form, of any intention to withdraw all or part of his or her investment with such investment manager prior to a Covered Person submitting any withdrawal notice to the investment manager. A Covered Person must also note the reason(s) for the withdrawal if the reason(s) relates to the investment manager's perceived ability to execute the investment manager's trading strategy.

                    (iii) OTHER TRANSACTIONS. All other Covered Person transactions in Securities (e.g., participation in a privately-negotiated transaction), other than Exempt Transactions, must be cleared in writing by the Compliance Committee prior to the Covered

Person entering into the transaction. If a Covered Person wishes to engage in such a transaction, he or she must submit a Employee Trade Preclearance Form to the Compliance Committee. The Compliance Committee will notify a Covered Person within five business days of any conflict and will advise whether the Covered Person's transaction has been cleared.

III.  REPORTING

      A.  Reports About Securities Holdings and Transactions

          As part of the Firm's obligations in maintaining a Code of Ethics under Rule 17j-1 of the Investment Company Act, you must give the Firm periodic written reports about your securities holdings, transactions, and accounts (and the securities or accounts of other persons if you have a Beneficial Ownership Interest in them)(3). SEC requirements mainly control these reports. The reports are intended to identify conflicts of interest that could arise when you invest in a Security or hold accounts that permit these investments, and to promote compliance with the Code. The Firm is sensitive to privacy concerns, and will try not to disclose your reports to anyone unnecessarily. Report forms are attached. THESE REPORTS SERVE THE SAME PURPOSE AND PROVIDE ESSENTIALLY THE SAME INFORMATION AS REPORTS PREVIOUSLY REQUIRED UNDER THE FIRM'S FREE-STANDING PERSONAL INVESTMENT AND TRADING POLICY AND STATEMENT ON INSIDER TRADING.

          FAILURE TO FILE A TIMELY, ACCURATE, AND COMPLETE REPORT IS A SERIOUS BREACH OF SEC RULES. If you are late in filing a report, or file a report that is misleading or incomplete, you may face sanctions including identification by name to the board of directors of any registered investment company advised by the Firm, withholding of salary or bonuses, or termination of employment.

          1. INITIAL HOLDINGS REPORT: Within ten days after you begin employment with the Firm, you must submit to the Firm a report (a form of which is attached as Appendix II) that contains:

               (a) The name/title and symbol, and the number of equity shares of (or the principal amount of debt requested by) each Security (excluding Excluded Securities) in which you had any direct or indirect Beneficial Ownership interest when you began employment with the Firm. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.

               (b) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account in which any Securities were held for your direct or indirect Beneficial Ownership when you began employment with the Firm, and the account numbers and names of the persons for whom the accounts are held.

               (c) A statement (and a letter or other evidence) that you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements

----------
(3) Persons employed by entities other than the Firm and subject to another code of ethics should instead comply with its reporting requirements.

and confirmations of all securities transactions to the Firm, unless the Firm indicates that the information is otherwise available to it.

               (d)  The date you submitted the report.

          2. QUARTERLY TRANSACTION REPORT: Within ten days after the end of each calendar quarter, you must submit to the Firm a report (a form of which is attached as Appendix III) that contains:

               (a) With respect to any transaction during the quarter in a Security (excluding Excluded Securities) in which you had any direct or indirect Beneficial Ownership Interest:

                    (i) The date of the transaction, the name/title and symbol, interest rate and maturity date (if applicable), and the number of equity shares of (or the principal amount of debt represented by) each Security involved;

                    (ii) The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

                    (iii) The price at which the transaction in the Security was effected;

                    (iv) The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

               (b) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account in which any Securities were held during the quarter for your direct or indirect Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

               (c) A statement (and a letter or other evidence) that you have instructed each broker, dealer, bank, or other institution that has established a new account for your direct or indirect Beneficial Ownership during the past quarter to provide duplicate account statements and confirmations of all securities transactions to the Firm, unless the Firm indicates that the information is otherwise available to it.

               (d)  The date that you submitted the report.

      ***YOU NEED NOT MAKE A QUARTERLY TRANSACTION REPORT IF IT WOULD DUPLICATE INFORMATION CONTAINED IN TRADE CONFIRMATIONS OR ACCOUNT STATEMENTS ALREADY RECEIVED BY THE COMPLIANCE COMMITTEE.

          3. ANNUAL HOLDINGS REPORT: Annually, you must submit to the Firm a report (a form of which is attached as Appendix II), based on information that is current as of not more than 30 days before the report date, that contains:

               (a) The name/title and symbol, and the number of equity shares of (or the principal amount of debt represented by) each Security (excluding Excluded Securities) in which you had any direct or indirect Beneficial Ownership on the effective date. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by the Firm.

               (b) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) with which you maintained any account in which any Securities were held for your direct or indirect Beneficial Ownership on the effective date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established.

               (c) A statement (and a letter or other evidence) that you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all securities transactions to the Firm, unless the Firm indicates that the information is otherwise available to it.

               (d)  The date that you submitted the report.

EXCEPTION TO REQUIREMENT TO LIST TRANSACTIONS OR HOLDINGS: You need not list any securities holdings or transactions in any account over which you had no direct or indirect influence or control, unless requested by the Firm. You must still identify the existence of the account in your list of securities accounts.

Please ask the Compliance Committee if you have questions about reporting requirements.

      B.  Review of Reports and Other Documents

          The Compliance Committee will promptly review each report submitted by Covered Persons, and each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, a document concerning a member of the Compliance Committee will be reviewed by a different member of the Compliance Committee.

IV.   STATEMENT ON INSIDER TRADING

      A.  Background

          Insider trading - trading Securities while in possession of material, nonpublic information or improperly communicating such information to others -- may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years' imprisonment. The Securities and Exchange Commission (SEC) may recover the profits gained or losses avoided through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring a person from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

          Regardless of whether a federal inquiry occurs, the Firm views seriously any violation of the Statement on Insider Trading (the "STATEMENT"). Any such violation constitutes grounds for disciplinary sanctions, including dismissal.

          The law of insider trading is complex; a Covered Person legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or complex legal problems. Covered Persons should direct any questions relating to the Statement to the Compliance Committee. A Covered Person must also notify the Compliance Committee immediately if he or she has reason to believe a violation of the Statement has occurred or is about to occur.

      B.  Statement of Firm Policy

          No Covered Person may trade in a Security, either personally or on behalf of others (including Clients of the Firm), while in possession of material, nonpublic information about such Security; nor may any Covered Person communicate material, nonpublic information to others without the prior clearance of the Compliance Committee. This Statement has been drafted, and will be applied and interpreted broadly. This Statement applies to all Securities trading and information handling by all Covered Persons (including members of the Immediate Family).

          The following reviews principles important to this Statement:

          1.   What is "Material" Information?

          Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's Securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve highly fact-specific inquiries. A Covered Person should direct any questions about whether information is material to the Compliance Committee.

          Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a company's Securities. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

          2.   What is "Nonpublic" Information?

          Information is "nonpublic" until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

          3.   Identifying Inside Information

          Before executing any trade for oneself or others, including Clients of the Firm, a Covered Person must determine whether he or she has access to material, nonpublic information. If a Covered Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

                    (i) Immediately alert the Compliance Committee, so that trading in the Security is restricted.

                    (ii) Do not purchase or sell the Securities on his or her behalf or for others, including Clients of the Firm.

                    (iii) Do not communicate the information inside or outside the Firm, other than to the Compliance Committee.

          The Compliance Committee will review the issue, determine whether the information is material and nonpublic, and, if so, what action the Firm should take.

          4.   Contacts With Public Companies; Tender Offers

          Contacts with public companies may represent part of the Firm's research efforts and the Firm may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Covered Person, in the course of these contacts, becomes aware of material, nonpublic information. For example, a company's CFO could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, the Firm must make a judgment about its further conduct. To protect oneself, the Firm's Clients and the Firm itself, a Covered Person should immediately contact the Compliance Committee if he or she believe he or she may have received material, nonpublic information.

          Tender offers represent a particular concern in the law of insider trading, for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company's Securities. Second, the SEC has adopted a rule expressly forbidding trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offerer, the target company or anyone acting on behalf of either. Covered Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

      C.  Procedures To Implement Statement

          1.   Personal Securities Trading

          The restrictions on Covered Person trading and procedures to implement those restrictions and the Firm's reporting obligations, set forth in Section II(B) above, are also the procedures to be followed in implementing this Statement. Covered Persons should review those procedures carefully and direct any questions about their scope or applicability to the Compliance Committee.

          2.   Restrictions On Disclosures

          Covered Persons shall not disclose any nonpublic information (whether or not it is material) relating to the Firm or its Securities transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm). Material, nonpublic information may not be communicated to anyone, including persons with the Firm, except as provided in Section III(B) above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted; conversations containing such information, if appropriate at all, should be held in private.

V.    COMPLIANCE

      A.  Certificate of Receipt

          You are required to acknowledge receipt of your copy of this Policy and Code. A form for this purpose is attached to this Policy and Code as Appendix I.

      B.  Annual Certificate of Compliance

          You are required to certify upon commencement of your employment or the effective date of this Policy and Code, whichever occurs later, and annually thereafter, that you have read and understand this Policy and Code and recognize that you are subject to this Policy and Code. Each annual certificate will also state that you have complied with the requirements of this Policy and Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings required hereunder and all transactions during the prior year in Securities (other than Excluded Securities) of which you had or acquired Beneficial Ownership. A form for this purpose is attached to this Policy and Code as Appendix IV.

      C.  Remedial Actions

          If you violate this Policy and Code, you are subject to remedial actions, which may include, but are not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

VI.   REPORTS TO MANAGEMENT AND DIRECTORS OF REGISTERED INVESTMENT COMPANIES

      A.  Reports of Significant Remedial Action

          The General Counsel of GCMLP or his delegate will on a timely basis inform the management of the Firm and directors of each registered investment company that is a Client, of each significant remedial action taken in response to a violation of this Policy and Code. A significant remedial action means any action that has a significant financial effect on the violator, such as disgorgement of profits, imposition of a significant fine, demotion, suspension or termination.

      B.  Annual Reports

          The General Counsel of GCMLP or his delegate will report annually to the management of the Firm and the directors of each registered investment company that is a Client with regard to efforts to ensure compliance by the directors, officers and employees of the Firm with their fiduciary obligations to the Firm's Clients. The annual report will, at a minimum:

          1. Describe any issues arising under the Policy and Code or procedures since the last report to the directors, as the case may be, including, but not limited to, information about material violations of the Policy and Code or procedures and sanctions imposed in response to the material violations; and

          2. Certify that the Firm has adopted procedures reasonably necessary to prevent all employees from violating the Policy and Code.

VII.  RETENTION OF RECORDS

          The Compliance Committee will maintain, for a period of five years, the records listed below. The records will be maintained at the Firm's principal place of business in an easily accessible, but secured, place.

               (a) List of all persons subject to the Policy and Code during that period.

               (b) The Annual Certificate of Compliance signed by all persons subject to the Policy and Code acknowledging receipt of copies of such Policy and Code and acknowledging they are subject to it and will comply with its terms.

               (c) A copy of each Policy and Code that has been in effect at any time during the five-year period.

               (d) A copy of each report filed pursuant to this Policy and Code and a record of any known violations and actions taken as a result thereof during the period.

VIII. NOTICES.

          For purposes of this Policy and Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Compliance Committee shall be considered delivered if given to the Compliance committee.

IX.   REVIEW.

          This Policy and Code shall be reviewed by the Firm from time to time to ensure that this Policy and Code is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to the Firm or Covered Persons. Covered Persons are encouraged to contact the Compliance Committee with any comments, questions or suggestions regarding implementation or improvement of the Personal Investment and Trading Policy and Statement on Insider Trading.

                                                                      Appendix I

                       GROSVENOR CAPITAL MANAGEMENT, L.P.
                                   GCM, L.L.C.
                           GROSVENOR HOLDINGS, L.L.C.

                          ACKNOWLEDGMENT CERTIFICATION

                     PERSONAL INVESTMENT AND TRADING POLICY
                          STATEMENT ON INSIDER TRADING
                                       AND
                                 CODE OF ETHICS

I hereby certify that I have read and understand the attached Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the "Policy and Code"). Pursuant to such Policy and Code, I recognize that I must disclose or report all personal securities holdings and transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of the Policy and Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Policy and Code has occurred/1/. I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal.

Date:
     -----------------------                ---------------------------
                                            Signature

                                            ---------------------------
                                            Print Name

----------
/1/ The antifraud provisions of United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

                                                                     Appendix II

                       GROSVENOR CAPITAL MANAGEMENT, L.P.
                                   GCM, L.L.C.
                           GROSVENOR HOLDINGS, L.L.C.

                          INITIAL AND ANNUAL REPORT OF
                          PERSONAL SECURITIES HOLDINGS

In accordance with the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics, please provide the name of any broker, dealer or bank with whom you maintain an account in which any Securities (INCLUDING Excluded Securities) are held for your direct or indirect Beneficial Ownership. As described below, please also provide a list of Securities (other than Excluded Securities) in which you or any account, in which you have a Pecuniary Interest, has a Beneficial Interest and all Securities (other than Excluded Securities) in non-client accounts for which you make investment decisions. This includes not only securities held by brokers, but also Securities held at home, in safe deposit boxes, or by an issuer.

(1)   Name of employee:                              _____________________

(2)   If different than #1, name of the person
      in whose name the account is held:             _____________________

(3)   Relationship of (2) to (1):                    _____________________

(4)   Broker(s) at which Account is Maintained       _____________________

                                                     _____________________

                                                     _____________________

                                                     _____________________

(5)   Account Number(s):                             _____________________

                                                     _____________________

                                                     _____________________

                                                     _____________________

(6)   Telephone number(s) of Broker:                 _____________________

                                                     _____________________

                                                     _____________________

                                                     _____________________

(7) For each account, attach your most recent account statement listing Securities (other than Excluded Securities) in that account. This information must be current as of a date no more than 30 days before this report is submitted. If you own Securities (other than Excluded Securities) that are not listed in an attached account statement, list them below:

                                                                                                INTEREST
                                                                              MATURITY            RATE
          NAME OF SECURITY*        SYMBOL      QUANTITY       VALUE       (IF APPLICABLE)    (IF APPLICABLE)
1.    ________________________  ____________  ___________  ___________  ___________________  _______________

2.    ________________________  ____________  ___________  ___________  ___________________  _______________

3.    ________________________  ____________  ___________  ___________  ___________________  _______________

4.    ________________________  ____________  ___________  ___________  ___________________  _______________

5.    ________________________  ____________  ___________  ___________  ___________________  _______________

* Including principal amount, if applicable.

(Attached separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities of which I have Beneficial Ownership as defined in the Policy and Code.

I also certify that I have caused duplicate confirms and duplicate statements to be sent to the Compliance Committee for every brokerage account listed above that trades in Securities (as defined in the Policy and Code).

                                            ---------------------------
                                            Signature

                                            ---------------------------
                                            Print Name

Date:
     --------------------

                                                                    Appendix III

                       GROSVENOR CAPITAL MANAGEMENT, L.P.
                                   GCM, L.L.C.
                           GROSVENOR HOLDINGS, L.L.C.

                           QUARTERLY BROKERAGE ACCOUNT
                        AND NON-BROKER TRANSACTION REPORT

You must cause each broker-dealer who maintains an account for Securities of which you have beneficial ownership, to provide to the Compliance Committee, on a timely basis, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Compliance Officer, within 10 days of the end of each calendar quarter, all transactions effected without the use of a registered broker-dealer in Securities (other than transactions in Excluded Securities).

I have requested that you receive duplicate statements and confirms on my behalf from the following brokers:

                                                                               DATE ACCOUNT
       NAME              BROKER          ACCOUNT NUMBER           DATE            OPENED
__________________  ________________  _____________________  ______________  ________________

__________________  ________________  _____________________  ______________  ________________

__________________  ________________  _____________________  ______________  ________________

The following are securities transactions that have not been reported and/or executed through a Broker-Dealer (i.e., direct purchase of a private placement) during the previous calendar quarter.

    DATE        BUY/SELL          SECURITY NAME          AMOUNT     PRICE      BROKER/ISSUER
____________  ____________  __________________________  ________  _________  _________________

____________  ____________  __________________________  ________  _________  _________________

____________  ____________  __________________________  ________  _________  _________________

By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Compliance Committee for every brokerage account that trades in Securities (as defined in the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics).

      -------------                          --------------------------
      Date                                   Signature

1. TRANSACTIONS REQUIRED TO BE REPORTED. You should report every transaction in which you acquired or disposed of any beneficial ownership of any security during the calendar quarter. The term "beneficial ownership" is the subject of a long history of opinions and releases issued by the Securities and Exchange Commission and generally means that you would receive the benefits of owning a security. The term includes, but is not limited to the following cases and any other examples in the Code:

      (A) Where the security is held for your benefit by others (brokers, custodians, banks and pledgees);

      (B) Where the security is held for the benefit of members of your immediate family sharing the same household;

      (C) Where securities are held by a corporation, partnership, limited liability company, investment club or other entity in which you have an equity interest if you are a controlling equityholder or you have or share investment control over the securities held by the entity;

      (D) Where securities are held in a trust for which you are a trustee and under which either you or any member of your immediate family have a vested interest in the principal or income; and

      (E) Where securities are held in a trust for which you are the settlor, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

      Notwithstanding the foregoing, none of the following transactions need be reported:

      (A) Transactions in securities which are direct obligations of the United States;

      (B) Transactions effected in any account over which you have no direct or indirect influence or control; or

      (C) Shares of registered open-end investment companies.

2. SECURITY NAME. State the name of the issuer and the class of the security (e.g., common stock, preferred stock or designated issue of debt securities) including the interest rate, principal amount and maturity date, if applicable. In the case of the acquisition or disposition of a futures contract, put, call option or other right (hereinafter referred to as "options"), state the title of the security subject to the option and the expiration date of the option.

3. FUTURES TRANSACTIONS. Please remember that duplicates of all Confirmations, Purchase and Sale Reports, and Month-end Statements must be send to the firm by your broker. Please double check to be sure this occurs if you report a futures transaction.

4. TRANSACTION DATE. In the case of a market transaction, state the trade date (not the settlement date).

5. NATURE OF TRANSACTION (BUY OR SALE). State the character of the transaction (e.g., purchase or sale of security, purchase or sale of option, or exercise of option).

6. AMOUNT OF SECURITY INVOLVED (NO. OF SHARES). State the number of shares of stock, the face amount of debt securities or other units of other securities. For options, state the amount of securities subject to the option. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of securities involved in the transaction. In such cases, you may also indicate, if you wish, the extent of your interest in the transaction.

7. PURCHASE OR SALE PRICE. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

8. BROKER, DEALER OR BANK EFFECTING TRANSACTION. State the name of the broker, dealer or bank with or through whom the transaction was effected.

9.    SIGNATURE. Sign the form in the space provided.

10. FILING OF REPORT. This report should be filed NO LATER THAN 10 CALENDAR DAYS following the end of each calendar quarter.

                                                                     Appendix IV

                       GROSVENOR CAPITAL MANAGEMENT, L.P.
                                   GCM, L.L.C.
                           GROSVENOR HOLDINGS, L.L.C.

                       ANNUAL CERTIFICATION OF COMPLIANCE

I hereby certify that I have complied with the requirements of the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the "Policy and Code"), for the year ended December 31, ____. Pursuant to the Policy and Code, I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported thereunder, and complied in all other respects with the requirements of the Policy and Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Policy and Code has occurred.

Date:
     ----------------       -----------------------------
                            Signature

                            -----------------------------
                            Print Name

                                                                      Appendix V

                        EMPLOYEE TRADE PRECLEARANCE FORM
                  PLEASE USE A SEPARATE FORM FOR EACH SECURITY

--------------------------------------------------------------------------------
Name of Employee (please print)

--------------------------------------------------------------------------------
Department                           Supervisor                   Telephone

--------------------------------------------------------------------------------
Broker                               Account Number               Telephone

--------------------------------------------------------------------------------
/ / Buy / / Sell                                                  TICKER SYMBOL

--------------------------------------------------------------------------------
Quantity                             Issue (Full Security Description)

--------------------------------------------------------------------------------

Source of Idea (please explain where you learned of the Trade Opportunity):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        Private        Traded Security
      IPO              Placement       in Prior 60 Days          Short Sale

 / / Yes / / No     / / Yes / / No      / / Yes / / No         / / Yes / / No
--------------------------------------------------------------------------------
Approvals

--------------------------------------------------------------------------------
This area reserved for Compliance Committee use only

--------------------------------------------------------------------------------
Trade Has Been                       Date Approved

/ / Approved         / / Not Approved

Legal / Compliance (if required)
--------------------------------------------------------------------------------

Approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business, resubmitting a new preclearance form is required. It is each employee's responsibility to comply with all provisions of the Policy and Code. Obtaining preclearance satisfies the preclearance requirements of the Code and does not imply compliance with the Policy and Code's other provisions.

Preclearance procedures apply to all employees and their immediate family (as defined by the Policy and Code) including: a) all accounts in the name of the employee or the employee's spouse or minor children; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion. Please see the Policy and Code for the complete definition of immediate family.

By signing below the employee certifies the following: The employee agrees that the above order is in compliance with the Policy and Code and is not based on knowledge of an actual client order within the previous seven calendar days in the security that is being purchased or sold, or knowledge that the security is being considered for purchase or sale in one or more specific client accounts, or knowledge of a change or pendency of a change of an investment management recommendation. The employee also acknowledges that he/she is not in possession of material, inside information pertaining to the security or issuer of the security.

------------------------------------             -----------------------
Employee Signature                               Date

PLEASE SEND A COPY OF THIS COMPLETED FORM TO THE COMPLIANCE COMMITTEE FOR ALL EXECUTED TRADES